Exhibit 23.19

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc. (“Yamana”), I, François Bouchard, P.Geo., hereby consent to the use of my name in connection with the references to the report entitled “NI 43-101 Technical Report, Canadian Malartic Mine, Québec, Canada” dated March 25, 2021 (the “Report”) and to the inclusion or incorporation by reference of references to the written disclosure of the Report and of extracts from or a summary thereof in the Registration Statement.

By:	/s/ François Bouchard

Name: François Bouchard, P.Geo.

November 12, 2021